Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 1, 2011 on the financial statements of the 3 to 1 Funds (the "Funds"), comprised of the 3 to 1 Diversified Equity Fund and the 3 to 1 Strategic Income Fund, each a series of the Unified Series Trust, as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds' Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 29, 2011